EXHIBIT 99.1

Immunomedics Reports Second Quarter 2020 Results and Provides Corporate Update

Encouraging early adoption of Trodelvy™ in U.S. with $20.1M net sales in first two months of launch

Confirmatory Phase 3 ASCENT study met primary endpoint of progression-free survival and key secondary endpoints of overall survival and objective response rate

Full ASCENT results will be submitted to ESMO Virtual Congress 2020 as late-breaking abstract

Supplemental Biologics License Application seeking full approval of Trodelvy anticipated to be submitted to FDA in fourth quarter 2020

MORRIS PLAINS, N.J., Aug. 05, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the second quarter of 2020. Please refer to the Company’s Quarterly Report on Form 10-Q for more details on the Company’s financial results.

“This has been an exciting quarter for Immunomedics. Not only are we energized by the encouraging early adoption of Trodelvy by patients and physicians, which we attributed to the drug’s compelling risk/benefit profile, but we are also inspired by the remarkable topline results Trodelvy has produced in the ASCENT study,” stated Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics. “With full data readouts in the coming months from ASCENT and the pivotal TROPHY U-01 study in metastatic urothelial cancer (mUC), either one of which could potentially support expansion of Trodelvy’s label, we look forward to updating you in the next quarters. Meanwhile, we continue to admire the dedication of healthcare workers around the globe in helping navigate these unprecedented times. They are our role models as we strive to develop new clinically meaningful treatment options for the benefit of patients with hard-to-treat cancers.”

Recent Highlights and New Developments

  Trodelvy has been robustly adopted by physicians to date in both the community and academic settings since its commercial launch in late April, with $20.1M net sales in first two months of launch.
  The confirmatory Phase 3 ASCENT study showed that treatment with Trodelvy significantly improved progression-free survival (PFS), compared to chemotherapy, in brain metastasis negative patients with metastatic triple-negative breast cancer (mTNBC) who have previously received at least two prior therapies for metastatic disease, the primary endpoint of the study. Median PFS for patients treated with Trodelvy was 5.6 months (95% confidence interval (CI), 4.3-6.3), compared to 1.7 months (95% CI, 1.5-2.6) for chemotherapy (p<0.0001), with a hazard ratio of 0.41 (95% CI, 0.32-0.52). This study also met key secondary endpoints, including overall survival (OS) and objective response rate (ORR). The safety profile was consistent with the U.S. Food and Drug Administration (FDA)-approved label and no new safety signals were observed.
  The ASCENT study results will be submitted in a supplemental Biologics License Application, anticipated to be in the fourth quarter of 2020, to the FDA seeking full approval of Trodelvy, while submission to the European Medicines Agency is expected in the first half of 2021.
  Full data from the ASCENT study will also be submitted to the European Society for Medical Oncology (ESMO) Virtual Congress 2020 as a late-breaking abstract.
  A second late-breaking abstract containing final results from the TROPHY U-01 study of Trodelvy in the full first cohort of 113 patients with mUC who have failed prior platinum-based and programmed cell death protein 1 or programmed cell death ligand 1 (PD-L1) inhibitor therapies will also be submitted to the ESMO Virtual Congress 2020.
  At the same ESMO Congress, an abstract containing early clinical results on the delivery and activity of SN-38 by Trodelvy in central nervous system tumors has been accepted for oral presentation.
  Patient enrollment has resumed for the Phase 3 TROPiCS-02 study of Trodelvy in hormone receptor-positive (HR+)/human epidermal growth factor receptor 2-negative (HER2–) metastatic breast cancer (mBC). This study includes an early look at ORR and duration of response (DoR) from a subset of patients, the results of which could potentially support an accelerated approval submission in 2021.
  The open-label Phase 2 TROPiCS-03 study of Trodelvy in metastatic non-small cell lung cancer (mNSCLC) has resumed patient enrollment at select sites. The study will be expanded to include patients with squamous carcinoma of the head and neck later this year.
  The TROPHY U-01 study has started enrolling cohort 3 patients who are checkpoint inhibitor (CPI)-naïve and have failed a platinum-containing regimen in the metastatic setting to study the combination of Trodelvy and pembrolizumab.
  The investigator-initiated Phase 2 NeoSTAR study of Trodelvy has dosed the first patients with localized TNBC in the neoadjuvant setting.
  The Company’s ongoing clinical collaboration with Roche to evaluate Tecentriq® (atezolizumab) in combination with Trodelvy in patients with mTNBC has been expanded to include mUC and mNSCLC using Roche’s MORPHEUS platform.
  Dana Farber Cancer Institute has launched two studies combining Trodelvy with pembrolizumab in PD-L1-negative mTNBC and in PD-L1-positive HR+/HER2– mBC.
  A new single arm, multicenter, registration-oriented Phase 2b study of Trodelvy in mTNBC patients who are refractory or relapsing after at least 2 prior standard chemotherapy regimens was launched in China by corporate partner Everest Medicines. The primary endpoint of this study is ORR. Secondary endpoints include DoR, clinical benefit rate, PFS and OS, as well as safety and tolerability.
  The Company received a $60 million milestone payment from Everest Medicines for Trodelvy approval in the U.S.

Financial Results for the Second Quarter of 2020

The Company reported net product revenue for Trodelvy of $20.1 million for the quarter ended June 30, 2020, compared to no product revenue for the comparable quarter ended June 30, 2019. The FDA granted accelerated approval for Trodelvy on April 22, 2020.

Cost of goods sold was $1.7 million for the quarter ended June 30, 2020. There was no cost of goods sold for the comparable quarter ended June 30, 2019.

Research and development expenses decreased by approximately $10.4 million to $42.6 million for the second quarter ended June 30, 2020, compared to the comparable quarter ended June 30, 2019, primarily due to a decrease in manufacturing and quality costs, as all costs were expensed to research and development in the prior period and a portion of such costs are capitalized in the current period due to FDA approval of Trodelvy. The decrease was partially offset by an increase in labor costs as well as clinical development and operational costs from expansion of clinical trials with increased enrollment.

Selling, general and administrative expenses increased by $14.6 million to $28.9 million for the quarter ended June 30, 2020, compared to comparable quarter ended June 30, 2019, primarily due to increased labor costs from incentive and stock-based compensation recognized upon FDA approval of Trodelvy in the United States, as well as increase in marketing and promotions costs in connection with the commercial launch of Trodelvy.

Net loss attributable to stockholders was $66.5 million, or $0.30 per share, for the quarter ended June 30, 2020, compared to $76.0 million, or $0.40 per share, for the comparable quarter ended June 30, 2019.

As of June 30, 2020, the Company had $975.5 million in cash, cash equivalents, and marketable securities, as well as 231 million outstanding shares of common stock. This cash balance includes a $60 million milestone payment from Everest Medicines for Trodelvy approval in the United States. The Company believes its projected financial resources are adequate to support commercial launch of Trodelvy in the United States in mTNBC; continue to expand the clinical development programs for Trodelvy; invest in the broader clinical development of the ADC platform (including IMMU-130 and IMMU-140); continue scale-up manufacturing and manufacturing process improvements; and general working capital requirements.

Conference Call

The Company will host a conference call and live audio webcast with supporting slides today at 5:00 p.m. Eastern Time to discuss second quarter 2020 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 9887775. The conference call with supporting slides will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for achieving full FDA approval based on our confirmatory data for TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s products, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s products and product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s products and product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$971,193	$608,628
Marketable securities	4,325	4,550
Accounts receivable, net of allowance for doubtful accounts	22,258	295
Inventory	20,807	-
Prepaid expenses	21,105	21,818
Other current assets	3,788	3,413
	1,043,476	638,704

Property and equipment, net	33,512	32,762
Other long-term assets	142	256

Total Assets	$1,077,130	$671,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$59,862	$60,860
Liability related to sale of future royalties - current	21,043	3,455
Lease liability - current	356	337
Deferred revenues	126,210	65,000
Convertible senior notes - net	-	7,106
Liability related to sale of future royalties - non-current	267,650	257,769
Lease liability - non - current	9,782	9,965
Stockholders' equity	592,227	267,230

Total Liabilities and Stockholders' Equity	$1,077,130	$671,722

Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30
	2020	2019

Product Revenue, net	$20,074	$-

Costs and Expenses:
Costs of goods sold	1,669	-
Research and development	104,989	111,095
Sales and marketing	20,950	14,227
General and administrative	27,446	21,494
Total Costs and Expenses	155,054	146,816
Operating Loss	(134,980)	(146,816)
Interest expense	(27,770)	(20,584)
Interest and other income	3,174	4,043
Loss before income tax	(159,576)	(163,357)
Income tax expense	-	-
Net Loss	(159,576)	(163,357)
Less Net Loss attributable to noncontrolling interest	(63)	(67)
Net Loss attributable to Immunomedics, Inc. stockholders	$(159,513)	$(163,290)

Net Loss per common share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.73)	$(0.85)

Weighted average number of common shares
outstanding (basic and diluted):	219,210	191,401